UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26601 W. Agoura Road, Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 818.871.1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement and Plan of Merger Relating to Proposed Acquisition of Net Optics, Inc.

Ixia, a California corporation (the “Company”), entered into an Agreement and Plan of Merger dated as of October 29, 2013 (the “Merger Agreement”) with Net Optics, Inc., a California corporation (“Net Optics”), Matthew Acquisition Corp., a California corporation and a direct and wholly owned subsidiary of the Company (“Acquisition Subsidiary”), and Charlotte Matityahu, as the representative of the securityholders of Net Optics.

Subject to the terms and conditions of the Merger Agreement, Acquisition Subsidiary will merge with and into Net Optics, with Net Optics being the surviving corporation and becoming a wholly owned subsidiary of the Company (the “Merger”). The Company will pay total cash consideration of $190 million on a debt and cash free basis, subject to adjustment based on Net Optics’ net working capital as of the closing date (as so adjusted, the “Merger Consideration”). At the effective time of the Merger, each issued and outstanding share of Net Optics Common Stock and each outstanding option to acquire shares of Net Optics Common Stock will be cancelled and converted into a right to receive a portion of the Merger Consideration.

On the closing date, the amount of $23.75 million of the Merger Consideration will be placed into escrow with a third party escrow agent for the satisfaction of indemnification claims made by the Company under the Merger Agreement, provided that, subject to certain limitations, the Company may make indemnification claims in excess of that amount. On the nine-month anniversary of the closing date, the escrow will be reduced to $11,875,000, plus any amounts attributable to claims then pending against the amount to be released. On the later of (i) the expiration of the 15-month period following the closing date and (ii) March 31, 2015, the amount then remaining in escrow will be released to the Company’s former securityholders who funded the escrow except to the extent there are claims then pending against such amount.

The Merger Agreement contains customary representations, warranties, covenants and indemnities of each of Net Optics and the Company. The Merger Agreement also contains certain termination rights for each of the Company and Net Optics. In the event of the termination of the Merger Agreement under certain circumstances, the Merger Agreement provides for Net Optics to pay to the Company a termination fee in the amount of $9.5 million.

Concurrently with the execution and delivery of the Merger Agreement, certain securityholders of Net Optics entered into agreements with the Company, Acquisition Subsidiary and/or Net Optics pursuant to which such securityholders made certain representations and warranties and agreed to certain indemnities, covenants and releases for the benefit of the Company, Acquisition Subsidiary and Net Optics. In addition, certain securityholders of Net Optics have also entered into non-compete and non-solicitation agreements with the Company that will become effective upon the closing of the Merger. In connection with the transaction, certain Net Optics employees have also entered into employment agreements with Net Optics (or with a subsidiary of Net Optics or the Company) that will become effective upon the closing.

The Merger Agreement has been approved by the Boards of Directors of the Company, Acquisition Subsidiary and Net Optics. The consummation of the Merger is subject to customary closing conditions, including expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Merger Agreement provides for the closing to occur on December 3, 2013, or on such other date (which shall in any event be within five business days after the satisfaction or waiver of all applicable conditions to closing set forth in the Merger Agreement, subject to certain exceptions) as may be agreed among the Company, Acquisition Subsidiary and Net Optics, provided that the parties have certain rights to terminate the Merger Agreement if the closing does not occur on or before January 31, 2014.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Form 8-K”).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following Exhibit 2.1 is filed as a part of this Form 8-K:

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of October 29, 2013, by and among the Company, Net Optics, Inc., Matthew Acquisition Corp. and Charlotte Matityahu, as the Representative (schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish a copy of any such schedule supplementally to the Commission upon request)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: October 31, 2013	By:	/s/ Thomas B. Miller
Thomas B. Miller
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of October 29, 2013, by and among the Company, Net Optics, Inc., Matthew Acquisition Corp. and Charlotte Matityahu, as the Representative (schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish a copy of any such schedule supplementally to the Commission upon request)